TURNER FUNDS

                             TURNER CORE GROWTH FUND
                          TURNER MICRO CAP GROWTH FUND
                             TURNER TECHNOLOGY FUND
                           TURNER NEW ENTERPRISE FUND
                           TURNER LARGE CAP VALUE FUND
                          SUPPLEMENT DATED MAY 23, 2006
             TO THE PROSPECTUS DATED JANUARY 31, 2006 ("PROSPECTUS")
                            AS AMENDED MARCH 7, 2006

This supplement provides new and additional information beyond that contained in the Prospectus and should be read in conjunction with such Prospectus.


On May 18, 2006, the Board of Trustees (the "Board") of the Turner Funds (the "Trust") approved the reorganization of the Turner Technology Fund (the "Technology Fund") into the Turner New Enterprise Fund (the "New Enterprise Fund"). The Board's decision to reorganize the Technology Fund is subject to shareholder approval. If you are a shareholder of record of the Technology Fund as of a record date (the "Record Date") expected to be established in July or August 2006, you will be eligible to vote at a Special Meeting of Shareholders. If you become a shareholder after the Record Date, you will not be eligible to vote at the Special Meeting. All shareholders of record as of the Record Date will receive a proxy statement relating to the proposed reorganization describing its terms in detail. This Special Meeting is expected to take place during the third quarter of 2006.

                                      ****

Effective June 30, 2006, the following shall be added to the Turner Technology Fund heading on page 20: "(Closed to New Investors)."

In addition, the following paragraphs will replace the first and second paragraphs under the heading "Closing Funds to New Investors" on page 41 of the
Prospectus:

We believe that there are limits to the amount an investment adviser can effectively invest in certain asset classes. Too many advisers try to manage more money regardless of their capacity to find attractive investments. Turner and the Funds will not do this. A Fund will be closed to new investors (with the limited exceptions explained elsewhere in this Prospectus) once assets under management reach certain specified levels. For the micro cap, small cap growth and small cap equity styles (which include the assets of the Micro Cap Growth, Small Cap Growth and Small Cap Equity Funds, respectively), that level has been reached. THE MICRO CAP GROWTH, SMALL CAP GROWTH AND SMALL CAP EQUITY FUNDS WERE CLOSED TO NEW INVESTORS ON MARCH 7, 2000, JULY 31, 2004 AND MAY 1, 2005, RESPECTIVELY. Similarly, Turner's MidCap Growth Fund will be closed when the assets Turner manages in the madcap growth style are within the range of $6.2 billion and $8.3 billion. Turner and the Funds may reopen investment styles should asset levels fall below capacity limits. Existing shareholders of a Fund will be notified before it is closed to new investors. In the case of the TECHNOLOGY FUND, the Board of Trustees have approved a plan of reorganization that contemplates, subject to shareholder approval, the reorganization of that Fund into the New Enterprise Fund. For this reason, the Fund shall be closed to new investors effective June 30, 2006.

If a Fund is closed to new investors, existing shareholders of that Fund and, at the discretion of the closed Fund, third party plan administrators that have existing agreements with Turner and/or any of the Funds, may: (i) make investments in the closed Fund, (ii) reinvest dividends and capital gains distributions in the closed Fund, and (iii) open additional accounts with the Fund, provided the new accounts are registered in the same shareholder name or have the same taxpayer identification or social security number assigned to them. EXISTING SHAREHOLDERS OF THE MICRO CAP GROWTH FUND ARE NOT CURRENTLY PERMITTED TO OPEN ADDITIONAL ACCOUNTS WITH THIS FUND.

                                      ****

Effective immediately, Turner has contractually agreed to waive fees and reimburse expenses to keep the Turner New Enterprise Fund's "Total Other Expenses" from exceeding 0.25% through November 30, 2007. Turner may discontinue this arrangement at any time after November 30, 2007. The fee and expense tables below replace the corresponding tables for this Fund on page 28 of the
Prospectus:

SHAREHOLDER FEES (PAID DIRECTLY FROM YOUR INVESTMENT)

                                                        NEW ENTERPRISE FUND
                                                          CLASS I SHARES
                                                        -------------------

Maximum Sales Charge (load) Imposed on Purchases (as              None
a percentage of offering price)..............................
Redemption Fee (as a percentage of amount redeemed,               2.00%(1)
if applicable) ..............................................

ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM FUND ASSETS)

                                                        NEW ENTERPRISE FUND
                                                          CLASS I SHARES
                                                        -------------------

Investment Advisory Fees.....................................     0.96%(2)
Distribution (12b-1) Fees....................................     None
Other Expenses...............................................     0.69%
                                                                -----
Total Annual Fund Operating Expenses.........................     1.65%
Fee Waivers and Expense Reimbursements.......................   (0.44)%
Net Total Operating Expenses.................................     1.21%(3)

1 Applies to redemptions within 90 days of purchase. At this time, purchases of Class I Shares of the Fund will not be subject to the redemption fee described above. The Fund will notify all existing shareholders if and when it decides to implement the fee.
2 The advisory fee is subject to a performance adjustment based on the Fund's performance relative to the performance of the Nasdaq Composite Index and may range from 0.70% to 1.50% depending on the Fund's performance.
3 Turner has contractually agreed to waive fees and reimburse expenses to keep the Fund's "Other Expenses" from exceeding 0.25% through November 30, 2007. Turner may discontinue this arrangement at any time after November 30, 2007.

                                      ****


The Prospectus is amended and supplemented to reflect the following change to the portfolio management team of the Turner Large Cap Value Fund (the "Large Cap Value Fund"). Effective April 28, 2006, Damian A. Petrone left Turner Investment Partners, Inc., and no longer serves as part of the portfolio management team for the Large Cap Value Fund. This Fund will continue to be managed by David Kovacs.


A change has also occurred to the investment advisory team of the Turner Core Growth Fund (the "Core Growth Fund"). Effective immediately, the portfolio management team managing the Core Growth Fund will consist of Robert Turner as lead manager with Robb J. Parlanti and Mark Turner as co-managers.

In accordance with these changes, the second and last sentences of the first paragraph under the heading "Portfolio Managers" on page 33 of the Prospectus are deleted and replaced with the following two sentences, respectively:

"The Core Growth Fund is managed by a team led by Robert Turner with co-managers Robb Parlanti and Mark Turner."

"The Large Cap Value Fund is managed by David Kovacs."

The second sentence in the biography of David Kovacs is hereby deleted and replaced with the following:

"Mr. Kovacs is the manager of the Large Cap Value Fund."

The second sentence in the biography of Robb Parlanti is hereby deleted and replaced with the following:

"Mr. Parlanti is co-manager of the Large Cap Growth Fund, Core Growth Fund and Strategic Growth Fund."
                                      ****

Effective August 1, 2006, the name of the Turner Micro Cap Growth Fund is changed to the Turner Emerging Growth Fund. As of this date, all references in the Prospectus to the Micro Cap Growth Fund are deleted and replaced with reference to the Emerging Growth Fund. Additionally, the following text replaces: the "Fund Summary" table on page 15 of the Prospectus; the first paragraph under the heading "Principal Strategy" on page 15 of the Prospectus; and the third and fourth paragraphs under the heading "Principal Risks" on page 15 of the Prospectus, respectively.


FUND SUMMARY

TICKER SYMBOL -- TMCGX
CUSIP -- 872524301
FUND NUMBER -- 1310
INVESTMENT OBJECTIVE -- Seeks capital appreciation
INVESTMENT FOCUS -- U.S. small cap common stocks
SHARE PRICE VOLATILITY -- Very high
PRINCIPAL INVESTMENT STRATEGY - Attempts to identify small capitalization companies with strong earnings growth potential
INVESTOR PROFILE -- Investors seeking long-term growth of capital who can withstand the share price volatility of growth-oriented equity investing with a focus on small and very small capitalization companies

PRINCIPAL STRATEGY

The Turner Emerging Growth Fund's principal investment strategy is to invest primarily in common stocks and other equity securities of U.S. companies with small and very small market capitalizations that Turner believes have strong earnings growth potential. This is a non-fundamental investment policy that can be changed by the Fund upon 60 days' prior notice to shareholders. Small cap and very small cap companies are defined for this purpose as companies with market capitalizations in the range of those companies included in the bottom half of the Russell 2000 Growth Index (the "2000 Growth Index"). These securities may be traded over the counter or listed on an exchange. It is not expected that the Fund will own a substantial amount of securities that pay dividends.

PRINCIPAL RISKS

The smaller capitalization companies the Fund invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these small companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, small cap stock prices may be more volatile than those of larger companies.

The Fund is subject to the risk that small capitalization growth stocks may underperform other segments of the equity market, or the equity markets as a whole. The Fund invests in companies that Turner believes have strong earnings growth potential. Turner's investment approach may be out of favor at times, causing the Fund to underperform funds that also seek capital appreciation but use different approaches to the stock selection and portfolio construction process.

               PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE


TUR-FS2-030-22